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SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

EVENT DATE/TIME: MAY 29, 2013 / 02:00PM GMT

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MAY 29, 2013 / 02:00PM GMT, SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

CORPORATE PARTICIPANTS

 Debbie Young Service Corporation International - Director of IR

 Tom Ryan Service Corporation International - President & CEO

 Eric Tanzberger Service Corporation International - SVP, CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

 Chris Rigg Susquehanna Financial Group - Analyst

 AJ Rice UBS - Analyst

 Robert Willoughby BofA Merrill Lynch - Analyst

 Clint Fendley Davenport & Company - Analyst

 Nicholas Jansen Raymond James - Analyst

 PRESENTATION

Operator

Welcome to the Service Corporation International conference call. My name is Vanessa, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded. I will now turn the call over to SCI management. You may begin.

 Debbie Young - Service Corporation International - Director of IR

Good morning, everyone. This is Debbie Young, Director of Investor Relations at SCI. Earlier this morning, we announced that we entered into a definitive agreement to acquire the outstanding shares of Stewart Enterprises. Before we begin with our prepared remarks, I’d like to make a couple of announcements. First, in addition to our press release that was issued this morning, we have posted a slide presentation on our website that provides an overview of the transaction. This presentation can be found under the investor tab of our website, and will also be filed on 8-K later today.

Secondly, I would like to remind everyone that the comments made by our management team will include statements that are not historical, and are forward-looking. Such forward-looking statements include, but are not limited to; statements about the benefits of the business combination transaction involving SCI and Stewart Enterprises, including future financial and operating results; the Company’s combined plans, objectives, synergies, expectations, and intentions; and other statements that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those factors identified in our press release, and in our slide presentation, as well. You should also refer to the discussions under risk factors in our 10-K and 10-Q filings for additional matters to be considered.

Finally, in today’s comments, we will refer to EBITDA and adjusted EBITDA, both of which are non-GAAP measures. Definitions of these measures, along with the reconciliation to net income calculated in accordance with GAAP, can be found in our slide presentation that is posted on our website. With that out of the way, I’d like to now turn the call over to Tom Ryan, SCI’s President and CEO.

Tom Ryan - Service Corporation International - President & CEO

Thank you, Debbie, and good morning, everyone and thank you for joining us today on relatively short notice. This is an exciting time for SCI, and we’re pleased to have the opportunity to speak with you. Earlier this morning, we announced that we have entered into a definitive agreement to acquire Stewart Enterprises. This is a tremendous deal for us, and will benefit our shareholders, our customers, and our combined team of employees. I would refer you now to slides 3 and 4, if you’re following along again on the web site.

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MAY 29, 2013 / 02:00PM GMT, SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

There are a number of reasons why I’m particularly enthusiastic about this transaction. First, the acquisition further strengthens and complements our existing footprint. Stewart’s businesses are generally institutional in nature, and are concentrated in metropolitan areas that align well with our portfolio. Metropolitan areas are where we see the most opportunity for near-term growth, primarily through pre-need sales strategies, and in particular, Stewart has a high mix of cemeteries to funeral homes in their portfolio, about 40% compared to our 21%, which further supports opportunities for enhanced growth through pre-need sales initiatives. Keep in mind that our average pre-need cemetery consumer is only 63 years young, so from a timing perspective, the baby boomers are impacting our Company right now.

Secondly, Stewart has strong local scale. The average number of funeral services performed at each funeral home, and the average burials per cemetery at Stewart are double the industry average. This bodes well on a high fixed cost structure, where incremental top line growth is very profitable, and will further leverage our back office costs. And finally, from a pricing and timing perspective, this is a compelling transaction for both companies.

The acquisition is well-aligned with SCI’s long-term strategy of deploying capital with discipline, and enhancing shareholder value. Excluding anticipated one-time implementation, financing and closing costs, the transaction is expected to be immediately accretive to SCI’s normalized earnings per share, and adjusted cash flow from operations. We also expect the acquisition to produce shareholder value, by generating a compelling return. We believe this will meaningfully exceed our weighted average cost of capital, which is consistent with our capital deployment strategy.

Now I’d refer you to slide 5 on synergies. The expected synergies in this transaction are significant. We expect to generate approximately $60 million in annualized cost savings. Synergies are anticipated to be fully realized within 24 months after the expected closing date in late 2013, or in early 2014. This $60 million of synergies represents more than 11% of Stewart’s revenues for the 12 months ending January 31, 2013. These synergies are generally broken down into three categories.

First, reduced back office systems and infrastructure costs. Second, elimination of duplicative public company and management structure costs, and finally, improved purchasing power from greater scale. While we clearly understand the need to combine the two companies efficiently, we intend to maintain an infrastructure presence within Stewart’s base of New Orleans, Louisiana. To achieve these synergies, we anticipate we will incur cash costs of approximately $30 million, spread over a two-year period, after the closing of the transaction. We believe we have a proven track record of successfully integrating large acquisitions, and delivering or exceeding our expected synergies.

Now I’ll refer you to slide 6. The acquisition expands our unparalleled presence in the highly fragmented funeral and cemetery industry in North America. In total, the combined Company will have approximately 1,653 funeral homes, and 515 cemeteries, in 43 states, and eight Canadian provinces and Puerto Rico. Of the 515 cemeteries, more than 50% are combination funeral home and cemetery operations. Pro forma revenues of the combined Company are expected to be nearly $3 billion, with adjusted EBITDA of approximately $760 million on a trailing 12 month basis. Including the expected synergies of $60 million, the combined Company would have pro forma adjusted EBITDA of $820 million. Clearly, this number will be affected by any required divestitures that come later. From a pre-need perspective, the combined Company will have a backlog of future funeral and cemetery pre-need revenues, exceeding $9 billion, or 3 times the annual expected revenue stream.

In summary, let me just say that Stewart is an excellent Company, with tremendous properties and tremendous talent. I’m excited about the opportunity it brings. I also wish to give special recognition to Frank Stewart, who has led Stewart Enterprises for the last five decades, and built this company of significant value. I also want to thank Tom Kitchen and his team, for their tremendous leadership over the last few years in getting Stewart back on a growth trajectory after getting through the financial crisis. We look forward to welcoming the Stewart associates to the Dignity Memorial family, and continuing their passionate commitment to the customers and the communities that they serve. Now, I’d like to turn it over to Eric Tanzberger.

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

Thanks, Tom. I’m now going to provide a little more color on the economics of the acquisition. I’m going to refer you to slide 7 on our slide deck, out on our website. The $13.25 per share offer price represents an equity value of approximately $1.2 billion, and an enterprise value of approximately $1.4 billion, which is inclusive of cash, as well as debt acquired. On a post-synergy basis, we believe we are ultimately completing the transaction at an approximate 7.9 times multiple of EBITDA.

Under the terms of the merger agreement that will soon be filed publicly, there’s a cap for divestitures of $60 million of the total $820 million of post-synergy pro forma combined EBITDA that you see on slide 7. We expect the ultimate divested EBITDA will be less than this cap amount. We would anticipate that divestitures would be sold, at a minimum, at the post-synergy multiple of 8 times. Proceeds from potential divestitures would generally be used to reduce debt.

Going further on to slide 8, and talking about the funding for the transaction, we are in a great position to finance this transaction, particularly with the favorable financial market conditions. We have received a financing commitment from JPMorgan Chase that, together with our cash on hand, will be sufficient to fund the acquisition. We plan to determine the optimal permanent financing structure prior to the close of the transaction. However, the funding structure will likely pattern the Alderwoods transaction we did in 2006, where we had a mix of long-term permanent debt and shorter-term pre-payable debt. So we anticipate our leverage to increase to the low to mid 4 times range on a net debt to EBITDA basis, right after the close of the transaction. But similar to the Alderwood transaction, we anticipate returning to our targeted leverage ratios below 3.5 times, using strong cash flows, and anticipated divestiture proceeds to delever.

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MAY 29, 2013 / 02:00PM GMT, SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

We believe the robust cash flow and balance sheet of the combined Company will support our continued investment in our growth initiatives, as well as facilitate this deleveraging post close. We expect to maintain a balanced approach of investing in our business and returning capital to shareholders, while also supporting a prudent capital structure. As you’ve seen, our Board just increased our quarterly dividend by 17% to $0.07 on May 8, underscoring again our commitment to paying a dividend. And as we return to our targeted leverage ratios, we will then continue to look at other uses of cash, as well as including other acquisitions and share repurchases.

The transaction is subject to customary closing conditions, which include the approval of Stewart Enterprises’ shareholders, and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Act. We believe the transaction will close, as Tom mentioned, near the end of 2013, or early 2014. But due to the timing of the expected closing, we don’t anticipate a meaningful contribution to SCI’s financial results during calendar year 2013. Therefore, our existing guidance for normalized earnings per share and adjusted operating cash flow in 2013 will remain the same. Any costs incurred related to the Stewart transaction such as implementation, financing, and closing costs will be considered one-time in nature, and removed from normalized results. So those are not included in the guidance that I just mentioned.

And then lastly, on slide 9, before we go to questions, let me again reiterate that we believe that the acquisition of Stewart is a perfect strategic fit for us at SCI. In addition to providing significant value for our shareholders, the acquisition enables us to advance our leadership position with even greater competitive strength, growth potential, and profitability. So operator, that concludes our prepared remarks. We will now go ahead and open the call, open to questions.
QUESTION AND ANSWER

Operator

(Operator Instructions)

And we have our first question from Chris Rigg with Susquehanna Financial Group. Please go ahead.

Chris Rigg - Susquehanna Financial Group - Analyst

Congratulations. So could you help me think, how are you thinking about financing costs, debt interest rates at this point, on the financing?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

Well, in terms of the permanent financing, Chris, just to reiterate what I said, it would be similar to an Alderwood’ transaction or that model, which is going to include permanent debt financing, which in all likelihood will probably be in the bond markets at some point, and then pre-payable debt. I’m not going to comment more than that, really, or the timing, Chris, just because simply we’re working out the permanent financing plan now, as we embark with JPMorgan as well as our other banks and advisors that we have good relationships with. We spent most of the time, as you know, getting the committed financing within the last few weeks, and such squared away. But it will be similar to that type of situation, so that we will lever up into the low 4s, which we did with the Alderwoods, and then we want to get back to our targeted leverage ratios, which are 3 to 3.5 times. And so we will use divestiture proceeds as, well as our free cash flow to some extent, that we will figure out in the future, to go ahead and delever the Company back down into our targeted range.

Chris Rigg - Susquehanna Financial Group - Analyst

Okay. And then the divestiture cap, $60 million, was there a similar agreement when you bought Alderwoods?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

Yes. I don’t remember the exact level, but we did have a level of acquisition, whereby we had the ability to get out in that transaction, as well.

Chris Rigg - Susquehanna Financial Group - Analyst

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MAY 29, 2013 / 02:00PM GMT, SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

Okay. And then just one last one. Will this transaction delay you becoming a full cash taxpayer?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

No, we have to wait until we get into the integration, Chris, to really answer that. Stewart has, as you know, on their public filings, a large deferred tax asset, and we will look at that, but it’s too soon for us to comment on that. That will be part of an integration process that we’ll embark on now.

Chris Rigg - Susquehanna Financial Group - Analyst

Okay. But was that contemplated as part of the valuation here, or is that just something that’s yet to be determined, how that could impact cash flow going forward?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

Really more of the latter.

Chris Rigg - Susquehanna Financial Group - Analyst

Okay. Thanks a lot.

Operator

Thank you. Our next question comes from AJ Rice with UBS. Please go ahead.

AJ Rice - UBS - Analyst

I guess we missed you last week at the conference. You sound like you were busy. Congratulations on the deal. On the synergies, the $60 million synergies, is there any way to think about how that spreads over the two-year time period? Will there be some of that you can realize fairly quickly, and then others will take time, or spread it evenly over the two years? Give us some flavor on that first, maybe.

Tom Ryan - Service Corporation International - President & CEO

AJ, this is Tom. First of all, congratulations on your call. You’re very accurate in your statement. Congrats on that.

As relates to the $60 million, again, as far as which fiscal year it falls into, goes back to timing of closing. But I think there’s a -- we believe at least half of that can be implemented in the first 12 months of the transaction, probably more, and then some of that may get into the outer months beyond 12. So yes, a significant portion can be in place in the first 12 months.

AJ Rice - UBS - Analyst

Okay. When I think about the pre-arranged, pre-need business in terms of sourcing the pre-need sales, and then also in terms of managing the assets, a split between insurance and trust funds, is there anything that at this point you would say that is interesting to think about when you put these two companies together? An opportunity or something that you’re focused on in integration along those lines?

Tom Ryan - Service Corporation International - President & CEO

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MAY 29, 2013 / 02:00PM GMT, SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

I think, AJ, again, that would be part of the integration plan. We’re going to look at their best practices, our best practices, and put the two companies’ best foot forward as we get into integration. We have nothing really to speak about at this time.

AJ Rice - UBS - Analyst

Okay. And then maybe this is down the road as well, but I’ll ask it. How about on accounting differences, have you looked at accounting practice? I know there’s some nuances, differences. Anything noteworthy that’s worth highlighting, or commenting on how you’re approaching that, or thinking about that?

Tom Ryan - Service Corporation International - President & CEO

I mean, I think it takes more of our view. We’ve obviously looked at trust accounting and the accounting surrounding unrealized and realized gains in trust funds. There’s perhaps some differences there that we’ve discussed before, AJ But other than that, it’s going to be a process of a deeper dive. Ultimately, I think our accounting is very similar, is the way I would leave it with you.

AJ Rice - UBS - Analyst

Okay. All right. Well, congratulations. Thanks a lot.

Operator

Thank you. And our next question comes from Robert Willoughby with Bank of America. Please go ahead.

Robert Willoughby - BofA Merrill Lynch - Analyst

Tom or Eric, do you have a targeted pro forma D&A assumption for the combined entity?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

We don’t at this time. I mean, our total D&A is just short of about $200 million, $180 million, $200 million. Theirs is much less than that. It’s probably around $20 million to $30 million. So that’s the non-cash portion that’s in there, Robert, in the model.

Robert Willoughby - BofA Merrill Lynch - Analyst

Okay. And any pro forma capital expenditure assumptions? Any savings on that front for the combined entity?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

We haven’t looked at the CapEx enough, but you can see their run rate in their filings.

Robert Willoughby - BofA Merrill Lynch - Analyst

And you mentioned the valuation on up to 8 times for any EBITDA that you would have to ultimately lose. You could conceivably realize somewhere approaching $500 million on divestiture proceeds at the upper end of your limit? Is that what you’re saying?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

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MAY 29, 2013 / 02:00PM GMT, SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

I think in that extreme scenario, Bob, yes, that’s how the math would work. Again, we’re not saying 8 times. We’re saying we believe that would be a minimum of what we could get, in any divestiture process. But again, the $60 million’s a cap, not our belief as to what’s going to occur as it relates to divested EBITDA.

Robert Willoughby - BofA Merrill Lynch - Analyst

Are there any calls or assumptions on any particular properties? I thought with Alderwoods, that you were able to walk away if certain specific properties could not be included. Is that -- will it be a similar situation here?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

I think our restriction again here is strictly around the cumulative cap, as it relates to divested EBITDA.

Robert Willoughby - BofA Merrill Lynch - Analyst

Okay. And lastly, you’ve been relatively clear on your thoughts about the business model going forward. I assume you close this transaction successfully, does it change any of your thinking around the potential conversion to REIT status or otherwise?

Eric Tanzberger - Service Corporation International - SVP, CFO & Treasurer

No, Bob, I think right now we’re focused on welcoming Stewart employees into our organization, and the value that we’re going to create here, as we integrate the two businesses going forward.

Robert Willoughby - BofA Merrill Lynch - Analyst

Wonderful. Thank you.

Operator

And our next question comes from Clint Fendley with Davenport Investments. Please go ahead.

Clint Fendley - Davenport & Company - Analyst

Congratulations, this is exciting news. I joined the call a little bit late. I wondered, did you indicate the level of the divestitures that you anticipate to have as part of the transaction here?

Tom Ryan - Service Corporation International - President & CEO

Clint, we gave specific instructions on which markets. You missed it. But I can’t do it again. I’m kidding, Clint. We really don’t know. I mean, again, we’ve done this before.

It’s a process. We don’t have a -- we, again, have some estimates internally what we think but within the document itself, what we’ve disclosed is there’s a $60 million EBITDA cap. Again, we wouldn’t anticipate approaching that cap, but anything can happen. So that’s really what we’ve discussed as it relates to divested EBITDA.

Clint Fendley - Davenport & Company - Analyst

I would assume that a lot of the regulatory review will be a big part of the -- I guess the six month or so, seven month closing period. Is that the process here?

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MAY 29, 2013 / 02:00PM GMT, SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

Tom Ryan - Service Corporation International - President & CEO

Yes, and again, we hope it’s faster than that, but that is what causes the time, as it relates to getting the close.

Clint Fendley - Davenport & Company - Analyst

You provided a pro forma revenue outlook for the Company. I wondered just any thoughts on what the pro forma cash outlook might be?

Tom Ryan - Service Corporation International - President & CEO

Just so you know, Clint, that pro forma takes a trailing 12 months of them, trailing 12 months of us, and adds it up together. So there isn’t a lot of strategic thinking in that pro forma. I think you could take the cash flow from both companies and add them, and it would be an equivalent analysis.

Clint Fendley - Davenport & Company - Analyst

Okay. And last question, here. I wondered if we just looked maybe at where, from an operational standpoint you think you might be focused, after we see the closure on the merger here. Is it on pre-need in the metropolitan areas, and how much more aggressive do you think that you might be than the prior team, in order to go out and to secure some of that share?

Tom Ryan - Service Corporation International - President & CEO

I think after closing, we’re going to be looking obviously first at integrating and on-boarding Stewart, our new friends at Stewart on board with us and getting them acquainted again with the combined companies, policies, procedures and strategies. Really, Clint, our strategy will not change. We’ve always been focused on pre-need. It’s a key strategy.

I think Stewart brings a lot of pre-need talent to the table. They’ve had successes in areas. We’ve had successes in areas. I think by combining our two approaches, we take it to even better levels. So we would expect to be continually focused on pre-need, both on cemetery and funeral, and look forward to many successes.

Clint Fendley - Davenport & Company - Analyst

All right. Thanks. Congratulations.

Operator

And our next question comes from Nicholas Jansen with Raymond James. Please go ahead.

Nicholas Jansen - Raymond James - Analyst

Congrats on the deal. Maybe just getting back to the asset sale question, I think if I remember correctly, the Keystone transaction that was done in early 2010, you ended up at the higher end of expectations with regards to the amount of divestitures, and you were basing your experience off what you saw in 2005, 2006 with the Alderwoods deal. Has the FTC changed any way they analyze these types of properties when you think about between 2005, 2010, and today, when you are looking for acquisitions?

Tom Ryan - Service Corporation International - President & CEO

I mean, I think there’s always nuances. Again, the FTC isn’t a body that -- you’re going to get different people, you’re going to get different circumstances. So I’d say it’s really difficult to predict, and that’s one of the reasons why we’ve got a bunch of different analysis on this. We’re experienced at it. We feel confident that we’ll achieve a good result for our shareholders, but very, very difficult to predict. Again, we’ll apply the rules. We’ll deal with the Federal Trade Commission, and we’ll get through this. But that’s about all we can say at this point in time.

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MAY 29, 2013 / 02:00PM GMT, SCI - Service Corporation International to Acquire Stewart Enterprises, Inc

Nicholas Jansen - Raymond James - Analyst

Okay, and maybe thinking about -- you’re reaffirming guidance here. I believe your guidance had assumed a more significant share repurchase activity relative to what you’ve completed in the first quarter, and I assume with this deal on the table, you’re probably not going to be buying back stock right now. So does your kind of updated view of being at the higher end of your prior EPS range still stand, even though the share count might be a little bit different relative to your original expectations?

Tom Ryan - Service Corporation International - President & CEO

Yes, I think so, because, again, we have performed at a pretty good clip the first quarter. We do feel comfortable with that guidance. Obviously, we were in discussions, and one of the reasons we didn’t buy back any shares in the first quarter, and we reaffirmed that guidance, the upper end of that guidance, when we last spoke to you.

Nicholas Jansen - Raymond James - Analyst

That’s it from me. Thanks.

Operator

And that was our final question. I will now turn the call back over to SCI management for closing remarks.

Tom Ryan - Service Corporation International - President & CEO

We want to thank everybody for participating on the call today, it’s an exciting day in both our Companies’ history. So we appreciate it, and we look forward to speaking to you again on our second-quarter earnings call. Thank you.

Operator

And thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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